Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

AMENDMENT 2 TO RESEARCH COLLABORATION AND LICENSE AGREEMENT
THIS AMENDMENT 2 TO RESEARCH COLLABORATION AND LICENSE AGREEMENT (“Amendment”), is entered into as of the 29th day of February, 2024 (“Amendment Effective Date”) by and between Integral Molecular, Inc., a Delaware corporation (“Integral”), having its principal place of business at One uCity Square, 25 North 38th St. Suite 800, Philadelphia, PA 19104, and Context Therapeutics, LLC, a company organized under the laws of Delaware (“Context”), having its principal place of business at 2001 Market Street, Suite 3915, Unit #15, Philadelphia, PA 19103.
RECITALS:

A.    Integral and Context entered into that certain Research Collaboration and License Agreement on April 6, 2021 (the “Effective Date”), as amended by that certain Amendment 1 to Research Collaboration and License Agreement dated March 20, 2023, (collectively, “Agreement”) regarding Integral’s license of certain rights related to its CLDN6 asset to Context on the terms and conditions set forth in the Agreement.

B.     The Parties wish to amend the Agreement as set forth in this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

1.Amendments to Agreement.

a.Effective as of the Amendment Effective Date, Section 1.45 of the Agreement shall be amended and restated as follows:

““Licensed Product” shall mean a CTIM-76 Product or, to the extent the Parties mutually agree to include an Other Licensed Product in this Agreement pursuant to Section 5.8, Other Licensed Product, as applicable.”

b.Effective as of the Amendment Effective Date, a new Section 1.87 is hereby added to the Agreement as follows:

““CTIM-76 Product” shall mean the CLDN6 and CD3 Bispecific Antibody product that contains the specific Integral CLDN6 Antibody and CD3 Antibody that was selected by the Joint Research Committee and prepared for clinical development in 2023, known by the Parties, patent filings and regulatory filings as CTIM-76 (or as otherwise may be known, and including any prior name(s) such as IMC-16-3), including any dosage forms and formulations, dosage strengths, presentations and modes of administration thereof.”

c.Effective as of the Amendment Effective Date, a new Section 1.88 is hereby added to the Agreement as follows:

““Other Licensed Product” shall mean any therapeutic Bispecific Antibody product (other than the CTIM-76 Product) that contains, incorporates or uses Integral CLDN6 Antibodies or any Project Antibody(ies) in connection with this Agreement, including any bispecific formulations, presentations, and modes of administration thereof.”

d.Effective as of the Amendment Effective Date, all references to “Research and Development Plan” in the Agreement shall be revised and replaced with “Research Plan”.

e.Effective as of the Amendment Effective Date, the following sentences are hereby added to the end of Section 3.1.2 of the Agreement:

“Notwithstanding the foregoing, from March 1, 2024 until May 31, 2024, any continuing activities performed by Integral under the Research Plan with respect to work on what may become an Other Licensed Product(s) that are reasonably consistent with ongoing activities on what may become an Other Licensed Product(s) over the past ninety (90) days shall be provided at Integral’s cost and expense and Context shall have no obligation to reimburse Integral for the performance of such continuing activities performed at Integral during such period. To the extent Context requests Integral continue performing activities on what may become an Other Licensed Product(s) beyond such period, the Parties shall in good faith negotiate an agreement, whether as a further amendment to the Agreement or as a separate agreement, to set forth the scope of such future activities, the commercially reasonable terms on which Integral shall be compensated for such future activities and an amendment to (or separate agreement setting forth) the Research Plan, consistent with the terms set forth in Section 5.8 hereof and such shall not become a Licensed Product under this Agreement unless and until the Parties agree to include such potential Other Licensed Product in this Agreement in accordance with Section 5.8.”

f.Effective as of the Amendment Effective Date, Section 4.1 of the Agreement shall be amended and restated as follows:

“4.1     License to Context. Subject to the terms and conditions of this Agreement, Integral hereby grants to Context:

(a)    an exclusive (subject to Section 4.3), royalty-bearing, sublicensable (subject to Section 4.2), transferable (subject to Section 13.10), worldwide license under the Integral CLDN6 Antibody IP to Exploit (or have Exploited through subcontractors, Sublicensees, or Affiliates) Licensed Products in the Field and in the Territory;

(b)    a non-exclusive, royalty-free, sublicensable (subject to Section 4.2), transferable (subject to Section 13.10), worldwide license to any and all Integral Platform IP (including common antibody sequences (e.g. common light chains) developed by Integral) that becomes incorporated into the Licensed Products or that is reasonable useful, necessary or required to Exploit the Licensed Products in the Field and in the Territory;

(c)    a non-exclusive, royalty-free, sublicensable (subject to Section 4.2), transferable (subject to Section 13.10), worldwide license under the Integral Platform IP to use any Integral Platform IP that is necessary or reasonably useful to Exploit (or have Exploited through subcontractors or Affiliates) the Licensed Products in the Field and in the Territory;

(d)    a non-exclusive, royalty-free, sublicensable (subject to Section 4.2), transferable (subject to Section 13.10), worldwide license to all of Integral's rights, title and interests in and to the Integral CLDN6 Antibody IP for the use of diagnostics to Exploit (or have Exploited through subcontractors or Affiliates) the Licensed Products in the Field and in the Territory; and

(e)    The licenses granted under this Section 4.1 shall be collectively the “Licenses”.”

g.Should any other Intellectual Property Rights, that are both Controlled by Integral and exist as of the Amendment Effective Date, be reasonably useful, necessary or required for Context to Exploit (or have Exploited through subcontractors, Sublicensees, or Affiliates) the CTIM-76 Product in the Field and in the Territory but are not otherwise included in the Licenses granted by Section 4.1, the Parties agree that such additional Intellectual Property Rights shall be hereby deemed included in the Licenses granted by Section 4.1.

h.Effective as of the Amendment Effective Date, the first sentence of Section 5.3 of the Agreement is hereby amended and restated as follows:

“Pursuant to Section 5.3, but subject to the last two sentences of Section 3.1.2, Context shall make payments (the “Context R&D Payments”) to Integral for activities to be undertaken by Integral under the Research Plan.”

i.Effective as of the Amendment Effective Date, Section 5.3(c) of the Agreement is hereby deleted in its entirety.

j.Effective as of the Amendment Effective Date, the table setting forth the Development Milestone and the corresponding Development Milestone Payment in Section 5.4 of the Agreement are deleted and hereby replaced as follows:

Development Milestone	Development Milestone Payment for a CTIM-76 Product
1. FPFV of POC Trial (Ph1b/2 or Ph2) of a CTIM-76 Product	$[***]
2. FPFV of the first Phase 3 Trial of a CTIM-76 Product	$[***]
3. U.S. Approval of a CTIM-76 Product	$[***]
4. European Approval of a CTIM-76 Product	$[***]
5. U.K. Approval of a CTIM-76 Product	$[***]
6. Japan Approval of a CTIM-76 Product	$[***]

k.Effective as of the Amendment Effective Date, Section 5.4(a) of the Agreement is hereby amended and restated as follows:

“For purposes of clarity, each of the foregoing Development Milestone Payments shall be payable only once and only on the first CTIM-76 Product to reach the applicable Development Milestone, regardless of the number of CTIM-76 Products that achieve the applicable Development Milestone or the number of times that FPFV of a particular clinical phase may have occurred. In the event a CTIM-76 Product is abandoned after one or more of the Development Milestones has been made and another CTIM-76 Product is Developed as a replacement or back-up product for such abandoned CTIM-76 Product, then only those Development Milestones that were not previously made with respect to such abandoned CTIM-76 Product shall be payable with respect to such CTIM-76 Product as the replacement or back-up. If any one of Development Milestones 1 to 2 is skipped and not paid but a subsequent Development Milestone of 1 to 2 is achieved, then all Development Milestones within the range of 1 to 2 that are prior to such subsequent Development Milestone that have not yet been met will be deemed achieved and will become payable at the time of achievement of the subsequent Development Milestone. For illustrative purposes, if Development Milestone 1 is skipped but Development Milestone 2 is achieved, then Development Milestone 1 is deemed achieved. If any one of Development Milestones 3 to 6 is achieved, then all Development Milestones 1 to 2 are deemed achieved and will become payable, to the extent not previously paid, at the time any first Development Milestone of 3 to 6 is achieved.”

l.Effective as of the Amendment Effective Date, the table set forth in Section 5.5 of the Agreement shall be hereby amended as of the Amendment Effective Date so that the Commercial Milestone and Commercial Milestone Payments set forth therein shall be restated as follows:

Commercial Milestone	Commercial Milestone Payment for a CTIM-76 Product
Annual Net Sales of all CTIM-76 Products in the Territory exceeds $0.5 billion.	$[***]
Annual Net Sales of all CTIM-76 Products in the Territory exceeds $1.0 billion.	$[***]
All references to “annual Net Sales” in this Agreement shall mean Net Sales over a Calendar Year period.

m.Effective as of the Amendment Effective Date, all references to “Licensed Product” in Section 5.5 of the Agreement are hereby replaced with “CTIM-76 Product”.

n.Effective as of the Amendment Effective Date, Section 5.6.1 of the Agreement and the table therein is hereby amended and restated as follows:

“Royalty Rate. During the Royalty Term, Context will pay to Integral non-refundable, non-creditable royalties based on the annual Net Sales of each Licensed Product during such Calendar Year, on a Licensed Product-by-Licensed Product basis in the Territory, at the Royalty Rate set forth in the table below in this Section 5.6 (the “Net Sales Royalty”), subject to any royalty reduction otherwise set forth in this Agreement; provided that, with respect to Net Sales arising during any portion of the Royalty Term in which a Licensed Product is not covered by a Valid Claim in a country in the Territory, then the Royalty Rate applicable to such Licensed Product’s Net Sales for such Calendar Year in such country in the Territory in which the Licensed Product is not covered by a Valid Claim shall be reduced by fifty percent (50%) of the royalty rate set forth in the table below solely with respect to such Licensed Product in such country. If Net Sales for a particular Calendar Year consist in part of Net Sales for such Calendar Year applicable to such Licensed Product, then the royalty rate shall be determined first with respect to the Net Sales for such Calendar Year of such Licensed Product in the country in the Territory in which such Licensed Product is not covered by a Valid Claim and then with respect to all other Net Sales for such Calendar Year (for example, if Net Sales for such Calendar Year for a CTIM-76 Product in a country in the Territory for which such CTIM-76 Product is not covered by a Valid Claim is $300 million and all other Net Sales for such Calendar Year (including Net Sales for such Calendar Year in a country in the Territory in which such CTIM-76 Product is covered by a Valid Claim) is $75 million, the royalty shall be 3% for $300 million, and 6% for $75 million of Net Sales for such Calendar Year).”

Royalty Payments for a CTIM-76 Product	Royalty Rate
Aggregate annual Net Sales of a CTIM-76 Product in the Territory	6%*
*Notwithstanding anything herein to the contrary, in no instance shall such Royalty Payments be due hereunder prior to February 1, 2034.

o.Effective as of the Amendment Effective Date, the following is hereby added to the end of the last sentence of Section 5.6.3 of the Agreement:

“; provided, further, however, to the extent Context takes a license anywhere in the Territory from a Third Party who holds, or has a right to license, those particular Third Party intellectual property rights relating to the matters leading to Context’s only notice letter to Integral under Section 10.2.3 as of February 29, 2024, Context shall have no right to offset any such amounts due to such Third Party against the royalties for the CTIM-76 Products pursuant to this Section 5.6.3.”

p.Effective as of the Amendment Effective Date, new Section 5.8 shall be hereby added follows:

“5.8 Other Licensed Products. To the extent Context desires to Exploit (or have Exploited through subcontractors, Sublicensees, or Affiliates) any Other Licensed Product, the Parties shall negotiate in good faith for a period of ninety (90) days the commercially reasonable financial terms on which Integral shall be compensated for such Other Licensed Products (including but not limited to under provisions of Section 5.4, 5.5 and 5.6 of this Agreement). Should the Parties be unable to agree to the terms on which Integral shall be compensated for such Other Licensed Product, and upon the mutual agreement of the Parties, the Parties may retain the services of a non-binding Third Party valuation firm mutually agreeable to the Parties, which firm shall have experience with respect to business development transactions involving licensing of pharmaceutical assets, to try to assist the Parties in resolving such matter, and the costs of such firm shall be split equally between the Parties. In the event that the Parties are unable to reach agreement on such further amendment with respect to such Other Licensed Product, neither Party shall be allowed to further Exploit (or have Exploited through subcontractors, Sublicensees, or Affiliates) such Other Licensed Product and such Other Licensed Product shall not be considered a Licensed Product under this Agreement.”

q.Effective as of the Amendment Effective Date, the following shall be added as a new last sentence of Section 8.1 of the Agreement:

“The following shall not be considered Confidential Information of either Party: (a) information already known by the receiving Party and/or its Representatives prior to disclosure by or on behalf of the disclosing Party (as evidenced by contemporaneous written records); (b) information published or that otherwise comes into the public domain, other than by the receiving Party and/or its Representatives or a breach of confidence by a Third Party; (c) received by the receiving Party from a Third Party lawfully without restriction and which Third Party was not bound by a duty of confidentiality; or (d) in the rightful possession of and/or developed by the receiving Party and/or its Representatives at any time independently and without use, directly or indirectly, of the disclosing Party’s Confidential Information (as evidenced by contemporaneous written records). Specific Confidential Material disclosed shall not be deemed to be available to the public or in the prior possession of the receiving Party merely because it is embraced by more general information in the prior possession of the receiving Party.”

r.Effective as of the Amendment Effective Date, the last sentence of Section 8.2 of the Agreement shall be amended and restated as follows:

“Subject to the foregoing, except as required by Applicable Law or the rules of any exchange on which any of such Party’s securities are traded or based on the advice of external legal counsel (reasonably acceptable to the other Party) to comply with the Applicable Law or the rules of any exchange on which any of such Party’s securities are traded, neither Party shall issue a press or news release or make any similar public announcement (it being understood that publication in scientific journals, presentation at scientific conferences and meetings and the like are intended to be covered by Section 8.3 and not subject to this Section 8.2) related to the Research Program, or the terms and conditions of this Agreement without the prior written consent of the other Party, which consent in all instances shall not be unreasonably withheld, conditioned or delayed.”

s.Effective as of the Amendment Effective Date, Section 9.1.3 of the Agreement shall be amended and restated as follows:

“Independent Discovery; Background IP. An Antibody shall not be deemed a Project Antibody if such Antibody is discovered, identified or designed by or on behalf of Context or its Affiliates (i) prior to the Effective Date or (ii) after the Effective Date and without the use of or reference to any (A) Project Antibodies, (B) Integral CLDN6 Antibodies disclosed to Context under the Research Plan, (C) Project Antibody Technology to the extent such Project Antibody Technology was delivered by Integral to Context prior to Context’s separate use thereof (as evidenced by Context’s written records), or (D) Confidential Information of the other Party. For clarity, each Party shall continue to own all right, title and interest in and to all Technology (including Antibodies) and Intellectual Property Rights that are (a) Controlled by such Party prior to the Effective Date or (b) developed by such Party outside the scope of this Agreement.”
t.Effective as of the Amendment Effective Date, Section 9.4.4 of the Agreement shall be amended and restated as follows:

“At the request of the Party bringing the action, the other Party will provide reasonable assistance and cooperation in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery, providing relevant documents, participating in deposition, offering trial testimony if required, and joining as a party to the action if required.

u.Effective as of the Amendment Effective Date, Section 9.4.5 of the Agreement shall be amended and restated as follows:

“9.4.5.    In connection with any such proceeding, the Party bringing the action will not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the Integral CLDN6 Patent(s) or Project Antibody IP without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.”

v.Effective as of the Amendment Effective Date, a new Section 9.6 shall be added to the Agreement as follows:

“9.6 Third Party Infringement Claim. Each Party will promptly notify the other after becoming aware of any alleged, threatened or claim of infringement due to the filing of any Marketing Approval for a Licensed Product, Manufacture of a Licensed Product, and/or Commercialization of a Licensed Product in the Territory pursuant to this Agreement (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with a Competitive Infringement action initiated pursuant to Section 9.4.2 or 9.4.3. The Party first becoming aware of such alleged Third Party Infringement Claim shall promptly notify the other Party thereof in writing. As between the Parties, Context shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit or proceeding at its sole cost and expense, using counsel of its own choice. Integral may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense. If Context elects (in a written communication submitted to Integral within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit or proceeding, within such time periods so that Integral is not prejudiced by any delays, Integral may conduct and control the defense of any such claim, suit or proceeding at its sole cost and expense. Where a Party controls such an action, the other Party shall assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 9.6, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding. Each Party agrees to provide the other Party with copies of all material pleadings filed in such action and to allow the other Party reasonable opportunity to participate in the defense of the claims.

2.Grant Funding. Effective as of the Amendment Effective Date, the Parties acknowledge and agree that any previously outstanding funds or any potential future payments due by Context to Integral in connection with research funding obtained by Integral pursuant to what was previously Section 5.3(c) of the Agreement shall no longer be due and that no such payments shall be payable hereafter.

3.Release and Covenant Not to Sue. Context, on behalf of itself and its representatives, successors and assigns, (i) releases and forever discharges Integral and its predecessors, successors, assigns, officers, managers, members, partners, directors, shareholders, consultants, advisors, employees, agents, attorneys and representatives from any and all claims, counterclaims, demands, damages, debts, agreements, covenants, suits, contracts, obligations, liabilities, accounts, offsets, rights, actions and causes of action of any nature whatsoever, whether known or unknown, asserted or unasserted, arising from or related to the facts, circumstances, allegations or averments giving rise to Context’s only notice letter to Integral under Section 10.2.3 and/or any responses or further responses by Integral and Context relating thereto up through and including the Amendment Effective Date (the “Context Released Claims”); and (ii) agrees that it will not bring any lawsuit, action or proceeding, or assert in any lawsuit, action or proceeding involving a third party, based on the Context Released Claims. Context further agrees that it will not use any alleged negligence, alleged willful misconduct, or alleged breach of the Agreement by Integral related to the Context Released Claims as a basis to avoid any obligations to Integral under the Agreement, including but not limited to Section 12.1.

4.Release and Covenant Not to Sue. Integral, on behalf of itself and its representatives, successors and assigns, (i) releases and forever discharges Context and its predecessors, successors, assigns, officers, managers, members, partners, directors, shareholders, consultants, advisors, employees, agents, attorneys and representatives from any and all claims, counterclaims, demands, damages, debts, agreements, covenants, suits, contracts, obligations, liabilities, accounts, offsets, rights, actions and causes of action of any nature whatsoever, whether known or unknown, asserted or unasserted, arising from or related to the facts, circumstances, allegations or averments giving rise to Context’s only notice letter to Integral under Section 10.2.3 and/or any responses or further responses by Integral and Context relating thereto up through and including the Amendment Effective Date (collectively, “Integral Released Claims”), and (ii) agrees that it will not bring any lawsuit, action or proceeding, or assert in any lawsuit, action or proceeding involving a third party, based on the Integral Released Claims. Integral further agrees that it will not use any alleged breach of the Agreement by Context related to the Integral Released Claims as a basis to avoid any obligations to Context under the Agreement, including but not limited to Section 12.2.

5.Non-disparagement. Context and Integral agree that they shall not knowingly make, and shall instruct their employees and representatives to refrain from making, public statements or statements to third-parties that disparage each other, or their respective principals, officers, directors, employees, investors, partners, managers, members, clients, products or services; provided, however, that nothing herein shall preclude either party from (i) testifying or otherwise providing statements as required by lawful subpoena or other legal, judicial, administrative or regulatory process or other laws, or based on the advice of external legal counsel, (ii) making any required or good faith reports or disclosures to governing regulatory bodies or authorities, or (iii) taking any action required in order to exercise any right or remedy contained in this Agreement.

6.Entire Agreement. Each Party acknowledges that this Amendment, together with the Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof. Defined terms used herein but not otherwise defined shall have the meaning ascribed to them in the Agreement.

7.Full Force and Effect. Except as expressly amended hereby, all of the other terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their original terms.

8.Authority. Each Party hereby represents and warrants that it has full power and authority to enter into this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment was executed effective on the Amendment Effective Date first above written.

INTEGRAL MOLECULAR, INC.
By: /s/ Benjamin Doranz
Name: Benjamin Doranz
Title: Chief Executive Officer

CONTEXT THERAPEUTIC, LLC
By: /s/ Martin Lehr
Name: Martin Lehr
Title: Chief Executive Officer